Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
1/22/2024	Marisa Monte, Hines
marisa.monte@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES MULTIFAMILY ASSET IN SAN JOSE
Strategic Location and Trophy Profile Position Asset as Attractive Investment

(SAN JOSE, CA) – Hines, the global real estate investment, development, and property manager, announced that Hines Global Income Trust, Inc. (“HGIT”) has acquired Hanover Diridon, a Class-A multifamily asset located in San Jose, California. With a diversified portfolio of global assets, this acquisition strengthens HGIT’s robust living sector allocation and expands its presence in California. Willowick Residential, Hines’ multifamily property management firm, which manages three other assets in the Bay Area, will assume the role of property manager.

“Diridon West’s strategic location, trophy profile, and proximity to premier Silicon Valley employers and live-work-play amenities make it an attractive investment,” said Alfonso Munk, Hines’ CIO of the Americas and president of HGIT. “While development costs remain elevated in the Bay Area resulting in a slowdown of new multifamily product, fundamentals continue to improve, therefore ideally positioning this asset to capitalize on the strength of the market.”

Located at 715 W Julian Street, Hanover Diridon, which will be rebranded as Diridon West, is a 7-story, 249-unit Class A multifamily development completed in 2021 and is currently 95% leased. The property includes studios, one-bedroom, and two-bedroom units with luxury finishes and resort-style amenities including a pool with cabanas, rooftop sky deck with cityscape views, a club-quality fitness center, a dog spa, indoor/outdoor clubhouse, and below-grade parking. Additionally, the asset is located in a mixed-use micro market that is within walking distance to Whole Foods, the CalTrain Diridon Transit Station, and more.

“Diridon West differentiates itself due to its transit-adjacent location, and thoughtful unit finishes and layouts,” said Shawn Hardy, Managing Director at Hines. “We have high confidence in this micro market of San Jose which offers our residents immediate access to quality retail offerings.”

Including Diridon West, HGIT has a $4.1 billion portfolio of commercial real estate investments that is more than 63% weighted toward the living and industrial sectors. HGIT is diversified by geography and real estate sectors, with a focus on stable assets with strong long-term income potential.

Diridon West marks Hines’ continued growth in the Bay Area, which totals over 9.7 million square feet that the firm owns or manages, with more than 1,000 multifamily units managed.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a global real estate investment, development and property manager. The firm was founded by Gerald D. Hines in 1957 and now operates in 30 countries. We manage a $94.6B¹ portfolio of high-performing assets across residential, logistics, retail, office, and mixed-use strategies. Our local teams serve 790 properties totaling over 269 million square feet globally. We are committed to a net zero carbon target by 2040 without buying offsets. To learn more about Hines, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization as well as RIA AUM as of June 30, 2023.

Any ESG or impact commitments made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to HGIT's investments and any implementation can be overridden or ignored at HGIT's sole discretion.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential long-term performance of this property and overall growth of the San Jose area, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region or the multifamily sector, and other risks described in the "Risk Factors" section of HGIT’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.